Exhibit 3.8

OPERATING AGREEMENT
OF
COPPERFIELD, LLC

ARTICLE 1.
OFFICES

1.1)  Offices. The address of the registered office of the limited liability company (the “Company”) shall be designated in the Articles of Organization, as amended from time to time. The principal executive office of the Company shall initially be located at 2430 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, and the Company may have offices at such other places within or without the State of Minnesota as the Board of Governors shall from time to time determine or the business of the Company requires.

ARTICLE 2.
MEETINGS OF MEMBERS

2.1)  Regular Meetings. Regular meetings of the members of the Company entitled to vote shall be held on an annual or other less frequent basis as shall be determined by the Board of Governors or by the chief manager, provided, that if a regular meeting has not been held during the immediately preceding 15 months, members holding three percent (3%) or more of the voting power of all members entitled to vote may demand a regular meeting of members by written notice of demand given to the chief manager or the treasurer of the Company. At each regular meeting, the members, voting as provided in the Articles of Organization and this Operating Agreement, shall elect qualified successors for governors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting, and shall transact such other business as shall come before the meeting. No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all the members entitled to vote are present in person or by proxy and none of them objects to such designation.

2.2)  Special Meetings. Special meetings of the members entitled to vote may be called at any time by the Chairman of the Board, the chief manager, the treasurer, two or more governors, or a member or members holding ten percent (10%) or more of the voting power of all members entitled to vote who shall demand such special meeting by giving written notice of demand to the chief manager or the treasurer specifying the purposes of the meeting.

2.3)  Meetings Held Upon Member Demand. Within 30 days after receipt by the chief manager or the treasurer of a demand from any member or members entitled to call a regular or special meeting of members, the Board of Governors shall cause such meeting to be called and held on notice no later than 90 days after receipt of such demand. If the Board of Governors fails to cause such a meeting to be called and held, the member or members making the demand may call the meeting by giving notice as provided in Section 2.5 hereof at the expense of the Company.

2.4)  Place of Meetings. Meetings of the members shall be held at the principal executive office of the Company or at such other place, within or without the State of Minnesota, as is designated by the Board of Governors, except that a regular meeting called by or at the demand of a member shall be held in the county where the principal executive office of the Company is located.

2.5)  Notice of Meetings. Except as otherwise specified in Section 2.6 or required by law, a written notice setting out the place, date and hour of any regular or special meeting shall be given to each member entitled to vote not less than two days nor more than 60 days prior to the date of the meeting; provided, that notice of a meeting at which there is to be considered a proposal (i) to dispose of all, or substantially all, of the property and assets of the Company or (ii) to dissolve the Company shall be given to all members of record, whether or not entitled to vote; and provided further, that notice of a meeting at which there is to be considered a proposal to adopt a plan of merger or exchange shall be given to all members of record, whether or not entitled to vote, at least 14 days prior thereto. Notice of any special meeting shall state the purpose or purposes of the proposed meeting, and the business transacted at all special meetings shall be confined to the purposes stated in the notice.

2.6)  Waiver of Notice. A member may waive notice of any meeting before, at or after the meeting, in writing, orally or by attendance. Attendance at a meeting by a member is a waiver of notice of that meeting unless the member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not be lawfully considered at such meeting and does not participate in the consideration of the item at such meeting.

2.7)  Quorum and Adjourned Meeting. The holders of a majority of the voting power of the members entitled to vote at a meeting, represented either in person or by proxy, shall constitute a quorum for the transaction of business at any regular or special meeting of members. If a quorum is present when a duly called or held meeting is convened, the members present may continue to transact business until adjournment, even though the withdrawal of a number of members originally present leaves less than the proportion or number otherwise required for a quorum. In case a quorum is not present at any meeting, those present shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite number of members entitled to vote shall be represented. At such adjourned meeting at which the required voting power of members entitled to vote shall be represented, any business may be transacted which might have been transacted at the original meeting.

2.8)  Voting. At each meeting of the members, every member having the right to vote shall be entitled to vote in person or by proxy duly appointed by an instrument in writing subscribed by such member. Each member shall have the number of votes equal to the number of units such member owns. Upon the demand of any member, the vote for governors or the vote upon any question before the meeting shall be by ballot. All elections shall be determined and all questions decided by a majority of the voting power of the Company represented at any meeting at which there is a quorum except in such cases as shall otherwise be required by statute, the Articles of Organization or this Operating Agreement. Governors shall be elected by a plurality of the votes cast by members entitled to vote thereon.

2.9)  Order of Business. The suggested order of business at any regular meeting and, to the extent appropriate, at all other meetings of the members shall, unless modified by the presiding chair, be:

(a)   Roll call;
(b)   Proof of due notice of meeting or waiver of notice;
(c)   Determination of existence of quorum;
(d)   Reading and disposal of any unapproved minutes;
(e)   Reports of managers and committees;
(f)   Election of governors;
(g)  Unfinished business;
(h)   New business; and
(i)   Adjournment.

ARTICLE 3.
GOVERNORS

3.1)  General Powers. Except as authorized by the members pursuant to a member control agreement or unanimous affirmative vote, the business and affairs of the Company shall be managed by or under the direction of a Board of Directors.

3.2)  Number, Term and Qualifications. The Board of Directors shall consist of one or more persons. The number of persons on the first Board (if not named in the Articles of Organization) shall be determined by the organizer or members. Thereafter at each regular meeting, the members shall determine the number of governors; provided, that between regular meetings the authorized number of governors may be increased or decreased by the members or increased by the Board of Governors. Each governor shall serve for an indefinite term that expires at the next regular meeting of members, and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification, or removal as provided by statute.

3.3)  Vacancies. Vacancies on the Board of Governors may be filled by the affirmative vote of a majority of the remaining members of the Board, though less than a quorum; provided, that newly created memberships resulting from an increase in the authorized number of governors shall be filled by the affirmative vote of a majority of the governors serving at the time of such increase. Persons so elected shall be governors until their successors are elected by the members, who may make such election at the next regular or special meeting of the members.

3.4)  Quorum and Voting. A majority of the governors currently holding office shall constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the governors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the governors present may continue to transact business until adjournment even though the withdrawal of a number of governors originally present leaves less than the proportion or number otherwise required for a quorum. Except as otherwise required by law or the Articles of Organization, the acts of a majority of the governors present at a meeting at which a quorum is present shall be the acts of the Board of Governors.

3.5) Board Meetings: Place and Notice.  Meetings of the Board of Governors may be held from time to time at any place within or without the State of Minnesota that the Board of Governors may designate. In the absence of designation by the Board of Governors, Board meetings shall be held at the principal executive office of the Company, except as may be otherwise unanimously agreed orally, or in writing, or by attendance. Any governor may call a Board meeting by giving at least 24 hours notice to all governors of the date and time of the meeting. The notice need not state the purpose of the meeting, and may be given by mail, telephone, telegram, or in person. If a meeting schedule is adopted by the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required.

3.6) Waiver of Notice.  A governor may waive notice of any meeting before, at or after the meeting, in writing, orally or by attendance. Attendance at a meeting by a governor is a waiver of notice of that meeting unless the governor objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

3.7) Absent Governors.  A governor may give advance written consent or opposition to a proposal to be acted on at the Board meeting. If the governor is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes of the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the governor has consented or objected.

3.8) Compensation.  Governors who are not salaried managers of the Company shall receive such fixed sum and expenses per meeting attended or such fixed annual sum or both as shall be determined from time to time by resolution of the Board of Governors. Nothing herein contained shall be construed to preclude any governor from serving this Company in any other capacity and receiving proper compensation therefor.

3.9) Committees.  The Board of Governors may, by resolution approved by affirmative vote of a majority of the Board, establish committees having the authority of the Board in the management of the business of the Company only to the extent provided in the resolution. Committees may include a special litigation committee consisting of one or more independent governors or other independent persons to consider legal rights or remedies of the Company and whether those rights and remedies should be pursued. Each such committee shall consist of one or more natural persons (who need not be governors) appointed by the affirmative vote of a majority of the governors present, and shall, other than special litigation committees, be subject at all times to the direction and control of the Board. A majority of the members of a committee present at a meeting shall constitute a quorum for the transaction of business.

3.10  Order of Business.  The suggested order of business at any meeting of the Board of Governors shall, to the extent appropriate and unless modified by the presiding chair, be:

(a)	Roll call;

(b)	Proof of due notice of meeting or waiver of notice, or unanimous presence and declaration by presiding chairman;

(c)	Determination of existence of quorum;

(d)	Reports of managers and committees;

(e)	Election of managers;

(f)	Unfinished business;

(g)	New business; and

(h)	Adjournment.

ARTICLE 4.
MANAGERS

4.1)  Numbers and Designation.  The Company shall have one or more natural persons exercising the functions of the offices of chief manager and treasurer. The Board of Governors may elect or appoint such other managers or agents as it deems necessary for the operation and management of the Company including, but not limited to, a Chairman of the Board, a Chief Manager, a Chief Financial Manager, a Treasurer and a Secretary, each of whom shall have the powers, rights, duties and responsibilities set forth in this Operating Agreement unless otherwise determined by the Board. Any of the offices or functions of those offices may be held by the same person. Managers shall also be known as officers of the Company.

4.2)  Election. Term of Office and Qualification.  At the first meeting of the Board following each election of governors, the Board shall elect managers who shall hold office until the next election of managers or until their successors are elected or appointed and qualify; provided, however, that any manager may be removed with or without cause by the affirmative vote of a majority of the Board of Governors present (without prejudice, however, to any contract rights of such manager).

4.3)  Resignation.  Any manager may resign at any time by giving written notice to the Company. The resignation is effective when notice is given to the Company, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective.

4.4)  Vacancies in Office.  If there be a vacancy in any office of the Company, by reason of death, resignation, removal or otherwise, such vacancy may, or in the case of a vacancy in the office of chief manager or treasurer shall, be filled for the unexpired term by the Board of Governors.

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4.5)  Chief Manager/Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board of Governors, the chief manager (a) shall have general active management of the business of the Company; (b) shall, when present and in the absence of the Chairman of the Board, preside at all meetings of the members and Board of Governors; (c) shall see that all orders and resolutions of the Board are carried into effect; (d) shall sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles, this Operating Agreement or the Board to some other manager or agent of the Company; (e) may maintain records of and certify proceedings of the Board and members; (f) shall perform the duties of the Secretary if there is no Secretary; and (g) shall perform such other duties as may from time to time be assigned to him or her by the Board. The chief manager shall also be known as the chief executive officer of the Company.

4.6)  Treasurer. Unless provided otherwise by a resolution adopted by the Board of Governors, the treasurer (a) shall keep accurate financial records for the Company; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Governors shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Company as ordered by the Board, making proper vouchers therefor; (d) shall disburse Company funds and drafts in the name of the Company, as ordered by the Board; (e) shall render to the chief manager and the Board of Governors, whenever requested, an account of all of his or her transactions as treasurer and of the financial condition of the Company; and (f) shall perform such other duties as may be prescribed by the Board of Governors or the chief manager from time to time.

4.7)  Chairman of the Board. The Chairman of the Board shall preside at all meetings of the members and of the Board and shall exercise general supervision and direction over the more significant matters of policy affecting the affairs of the Company, including particularly its financial and fiscal affairs.

4.8)  President. Unless otherwise determined by the Board, the President shall be the chief manager. If a manager other than the President is designated chief manager, the President shall perform such duties as may from time to time be assigned to him or her by the Board. If the office of Chairman of the Board is not filled, the President shall also perform the duties set forth in Section 4.7.

4.9)  Vice President. Each Vice President shall have such powers and shall perform such duties as may be specified in this Operating Agreement or prescribed by the Board of Governors. In the event of absence or disability of the President, the Board of Governors may designate a Vice President or Vice Presidents to succeed to the power and duties of the President.

4.10) Secretary. The Secretary shall, unless otherwise determined by the Board, be secretary of and attend all meetings of the members and Board of Governors, and may record the proceedings of such meetings in the minute book of the Company and, whenever necessary, certify such proceedings. The Secretary shall maintain or see to the maintenance of the required records and information of the Company as provided in Minnesota Statutes, Section 322B.373, and any successor provisions. The Secretary shall give proper notice of meetings of members and shall perform such other duties as may be prescribed by the Board of Governors or the chief manager from time to time.

4.11)  Chief Financial Manager/Chief Financial Officer.  Unless otherwise determined by the Board, the Chief Financial Manager shall be the treasurer of the Company. If a manager other than the Chief Financial Manager is designated treasurer, the Chief Financial Manager shall perform such duties as may be prescribed by the Board of Governors or the chief executive manager from time to time. The Chief Financial Manager shall also be known as the Chief Financial Officer.

4.12)  Delegation.  Unless prohibited by a resolution approved by the affirmative vote of a majority of the governors present, a manager elected or appointed by the Board may delegate in writing some or all of the duties and powers of his office to other persons.

ARTICLE 5.
INDEMNIFICATION

5.1)  Indemnification.  The Company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 322B.699, as now enacted or hereafter amended.

ARTICLE 6.
REQUIRED RECORDS AND MEMBERSHIP INTERESTS

6.1)  Required Records.  The Company shall keep, at its principal office, or at another place or places within the United States determined by the Board, all of the records required by Minnesota Statutes, Section 322B.373, Subd. 1, as now enacted or hereafter amended. Such records shall include copies of the register of Units required to be maintained pursuant to Section 6.2, and all other records maintained in order to account for ownership interests as provided in this Article 6. The Company shall also keep such other records in connection with its business, at such place or places as the Board determines, as the Board or managers determine are necessary or advisable.

6.2)  Evidence of Ownership of Membership Interests.  Ownership of membership interests in the Company shall be evidenced by the contents of the required records set forth in Section 6.1. Certificates of membership shall not be issued. The member in whose name a membership interest is recorded in the required records shall be deemed the owner thereof for all purposes as regards the Company; provided, that when any permitted transfer of a membership interest shall be made as collateral security and not absolutely, such fact, if known to the Company, shall be so expressed in the required records. The secretary, or the chief manager if there is no secretary, shall issue a statement of membership interest pursuant to Minnesota Statutes, Section 322B.30, Subd. 2, as now enacted or hereafter amended, within a reasonable period of time after a written request is received by a member. Further, upon the written request of a member, the Company may also issue such statement within a reasonable period of time after request by a third party.

6.3) Assignments of Membership Interests. Assignments of membership interests, or any part thereof, shall be binding upon the Company only when noted in the required records of the Company. Any payment or allocation of profits, losses or distributions by the Company to the person entitled thereto as of the date of such payment or allocation shall acquit the Company of all liability to any other person who may be interested in such payment or allocation. The Company shall, within a reasonable period of time, record in the required records any permitted assignments of a member’s membership interests, or any part thereof, after receipt of written notice thereof. As a condition to the Company’s recording such assignment, the Company may require written evidence of such assignment in form and content reasonably required by the Company, and evidence of compliance with any applicable restrictions on transfer.

ARTICLE 7.

GENERAL PROVISIONS

7.1) Record Dates. In order to determine the members entitled to notice of and to vote at a meeting, or entitled to receive payment of a distribution, the Board of Governors may fix a record date which shall not be more than 60 days preceding the date of such meeting or distribution. In the absence of action by the Board, the record date for determining members entitled to receive a distribution shall be at the close of business on the day on which the Board of Governors authorizes such distribution.

7.2) Distributions: Acquisitions of Membership Interests. Subject to the provisions of law, the Board of Governors may authorize distributions whenever and in such amounts as, in its opinion, the condition of the affairs of the Company shall render it advisable. Further, the Board of Governors may authorize the acquisition of a member’s membership interest pursuant to an agreement between the Company and the member.

7.3) Seal. The Company shall have such seal or no seal as the Board of Governors shall from time to time determine.

7.4) Securities of other Organizations.

(a)	Voting Securities Held by the Company. Unless otherwise ordered by the Board of Governors, the chief manager shall have full power and authority on behalf of the Company (i) to attend and to vote at any meeting of security holders of other companies in which the Company may hold securities; (ii) to execute any proxy for such meeting on behalf of the Company; and (iii) to execute a written action in lieu of a meeting of such other Company on behalf of this Company. At such meeting, by such proxy or by such writing in lieu of meeting, the chief manager shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the Company might have possessed and exercised if it had been present. The Board of Governors may from time to time confer like powers upon any other persons or persons.

(b)	Purchase and Sale of Securities. Unless otherwise ordered by the Board of Governors, the chief manager shall have full power and authority on behalf of the Company to purchase, sell, transfer or encumber securities of any other Company owned by the Company which represent not more than 10% of the outstanding securities of such issue, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Governors may from time to time confer like powers upon any other person or persons.

7.5) Member Control Agreements. In the event of any conflict or inconsistency between this Operating Agreement, or any amendment thereto, and any member control agreement as defined in Minnesota Statutes, Section 322B.37, whenever adopted, such member control agreement shall govern.

ARTICLE 8.
MEETINGS

8.1) Telephone Meetings and Participation.

(a)	Governors. A conference among governors by any means of communication through which the governors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required for a meeting, and if the number of governors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting. A governor may participate in a Board meeting not heretofore described in this paragraph, by any means of communication through which the governor, other governors so participating, and all governors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting. The provisions of this section shall apply to committees and members of committees to the same extent as they apply to the Board and governors.

(b)	Members. A conference among members by any means of communication through which the members may simultaneously hear each other during the conference constitutes a member meeting, if the same notice is given of the conference as would be required for a meeting, and if the membership interests of the members participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting. A member may participate in a member meeting not heretofore described in this paragraph, by any means of communication through which the member, other members so participating, and all members physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

8.2)  Authorization Without Meeting.  Any action of the members, the Board of Governors, or any committee of the Company which may be taken at a meeting thereof, may be taken without a meeting if authorized by a writing signed by all of the members who would be entitled to vote on such action, by all of the governors (unless less than unanimous action is permitted by the Articles of Organization), or by all of the members of such committee, as the case may be.

ARTICLE 9.
AMENDMENTS OF OPERATING AGREEMENT

9.1)  Amendments.  Unless the Articles of Organization provide otherwise, this Operating Agreement may be altered, amended, added to or repealed by the affirmative vote of a majority of the members of the Board of Governors. Such authority in the Board of Governors is subject to the power of the members to change or repeal such Operating Agreement, and the Board of Governors shall not make or alter any Operating Agreement fixing a quorum for meetings of governors, prescribing procedures for removing governors or filling vacancies on the Board, or fixing the number of governors or their classifications, qualifications or terms of office, but the Board may adopt or amend a provision to increase the number of governors.

The undersigned, Secretary of Copperfield, LLC, hereby certifies that the foregoing Operating Agreement was duly adopted as the Operating Agreement of the Company by its first Board of Governors on February 2, 1999.

/s/ Richard J. Piliponis, Secretary
Richard J. Piliponis, Secretary

Attest:

/s/ Richard A. Carr
Richard A. Carr, Chief Executive Officer

Exhibit 3.11

State of Minnesota

SECRETARY OF STATE

CERTIFICATE OF INCORPORATION

I, Mary Kiffmeyer, Secretary of State of Minnesota, do certify that: Articles of Incorporation, duly signed and acknowledged under oath, have been filed on this date in the Office of the Secretary of State, for the incorporation of the following corporation, under and in accordance with the provisions of the chapter of Minnesota Statutes listed below.

This corporation is now legally organized under the laws of Minnesota.

Corporate Name: Spell Capital Corporation

Corporate Charter Number: 10M-338

Chapter Formed Under: 302A

This certificate has been issued on 02/02/1999.

[SEAL]	/s/ Mary Kiffmeyer
Secretary of State